Exhibit 99.1

Contact:	D. Anthony Peay - (804) 632-2112
Executive Vice President/ Chief Financial Officer

UNION FIRST MARKET BANKSHARES REPORTS THIRD QUARTER RESULTS

Richmond, Va., October 24, 2011 - Union First Market Bankshares Corporation (the “Company”) (NASDAQ: UBSH) today reported net income of $9.1 million and earnings per share of $0.33 for its third quarter ended September 30, 2011. The quarterly results represent an increase of $2.3 million in net income or $0.09 in earnings per share from the second quarter and an increase of $1.0 million in net income or $0.04 in earnings per share from the quarter ended September 30, 2010. Net income available to common shareholders, which deducts dividends and discount accretion on preferred stock from net income, was $8.5 million compared to $7.5 million for the prior year’s third quarter.

“Union First Market Bankshares delivered strong third quarter results particularly in net income, new account openings and improved asset quality,” said G. William Beale, chief executive officer of Union First Market Bankshares. “In August, Union First Market Bank launched a totally free checking advertising campaign that helped generate thousands of new account openings. We also successfully introduced mobile banking services with more than 12,000 customers enrolling in two months. Asset quality continued to improve as the Company was able to profitably dispose of more than 6.5% of its owned real estate and saw a significant increase in customer pay downs of nonperforming loans. Our mortgage business stabilized after the disruptive regulatory changes were implemented earlier in the year. While it was a very successful quarter, we are continuing our work to separate ourselves from our competitors by leveraging the breadth of service offerings, highlighting our convenient branch footprint, as well as our financial strength.”

Select highlights:

•

Total nonperforming assets decreased $4.9 million or 5.37% during the third quarter of 2011. Noninterest income increased $1.6 million, or 15.9%, to $11.5 million from $9.9 million in the second quarter. Noninterest expense decreased $1.3 million, or 3.6%, to $34.6 million from $35.9 million when compared to the second quarter.

•	The Company’s results reflected a Return on Average Equity (ROE) of 8.02% and Return on Average Assets (ROA) of 0.93%.

Third quarter net income increased $2.3 million, or 33.0%, from the second quarter of this year and was largely attributable to a reduction in loan loss provision, a branch closure loss that occurred in the second quarter, gains on sales of loans in the mortgage segment, and lower costs associated with problem loans, FDIC insurance, and branch acquisitions. These improvements were partially offset by increased salary, benefits, and occupancy costs. During the quarter, the Company also sold securities to improve overall portfolio performance and credit quality and to take advantage of favorable price appreciation resulting in a gain of $499,000. Also during the Company’s ongoing securities portfolio evaluation, a single issuer Trust Preferred security was determined to be impaired. As a result, the Company incurred credit-related other-than-temporary impairment (“OTTI”) of $400,000, which was recognized in earnings.

Third quarter net income increased $1.0 million, or 12.4%, compared to the same quarter in the prior year. The increase in quarterly net income is largely a result of decreases in the provision for loan

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losses, a decline in interest expense, particularly on deposit accounts, outpacing lower income on interest earning assets, a decline in gains on sales of loans related to lower origination volume in the mortgage segment, and higher salary and benefits expense related to additional personnel.

Year to date net income for the nine months ended September 30, 2011 increased $3.6 million, or 19.4%, from the same period a year ago. The increase was principally a result of favorable net interest income and the absence of nonrecurring prior year acquisition costs. These improvements were partially offset by losses on sales of Company owned real estate and lower mortgage segment income. All comparative results to the prior year exclude First Market Bank, FSB (“FMB”) results for the month of January 2010.

NET INTEREST INCOME

On a linked quarter basis, tax-equivalent net interest income was $40.5 million, a decrease of $202,000, or 0.5%, from the second quarter of 2011. This decrease was principally due to a decline in income from interest-earning assets outpacing growth in interest-bearing liabilities. Third quarter tax-equivalent net interest margin declined 14 basis points to 4.54% compared to the most recent quarter. The change in net interest margin was principally attributable to lower investment security and loan yields due to cash flows from higher yielding investments and loans being reinvested at lower yields. A higher mix of earning assets in interest bearing deposits resulting from deposit growth outpacing loan growth also contributed to the change. Lower earning assets yields were offset by lower costs of interest-bearing deposits, mainly certificates of deposit. Additionally, the funding mix continued to shift from higher cost certificates of deposit to lower cost money market accounts.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Linked quarter results
	Dollars in thousands
	Three Months Ended
	09/30/11	06/30/11	Change
Average interest-earning assets	$3,538,752	$3,486,949	$51,803
Interest income	$48,673	$48,849	$(176)
Yield on interest-earning assets	5.46%	5.62%	(16	)bps
Average interest-bearing liabilities	$2,873,721	$2,861,567	$12,154
Interest expense	$8,159	$8,134	$25
Cost of interest-bearing liabilities	1.13%	1.14%	(1	)bps

For the three months ended September 30, 2011, tax-equivalent net interest income increased $815,000, or 2.1%, when compared to the same period last year. The tax-equivalent net interest margin increased 7 basis points to 4.54% from 4.47% in the prior year. The change in net interest margin was principally attributable to the decline in costs of interest-bearing deposits, mainly certificates of deposit and money market which was greater than the decline in loan yields. Lower interest-earning asset income was principally due to lower yields on loans and loans held for sale. The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Year-over-year results
	Dollars in thousands
	Three Months Ended
	09/30/11	09/30/10	Change
Average interest-earning assets	$3,538,752	$3,523,678	$15,074
Interest income	$48,673	$49,490	$(817)
Yield on interest-earning assets	5.46%	5.57%	(11	) bps
Average interest-bearing liabilities	$2,873,721	$2,914,482	$(40,761)
Interest expense	$8,159	$9,791	$(1,632)
Cost of interest-bearing liabilities	1.13%	1.33%	(20	) bps

For the nine months ended September 30, 2011, tax-equivalent net interest income increased $5.7 million, or 5.0%, when compared to the same period last year. The tax-equivalent net interest margin increased 7 basis points to 4.63% from 4.56% in the prior year. The improvement in the net interest margin was a result of improvement in the cost of funds partially offset by lower loan yields and aided by the increase in interest-earning assets due to the acquisition of FMB in the first quarter of 2010.

The following table shows average interest-earning assets, interest-bearing liabilities, the related income/expense and change for the periods shown:

	Year-over-year results
	Dollars in thousands
	Nine Months Ended
	09/30/11	09/30/10	Change
Average interest-earning assets	$3,494,013	$3,378,128	$115,885
Interest income	$146,012	$144,096	$1,916
Yield on interest-earning assets	5.59%	5.69%	(10	)bps
Average interest-bearing liabilities	$2,864,620	$2,818,950	$45,670
Interest expense	$24,884	$28,704	$(3,820)
Cost of interest-bearing liabilities	1.16%	1.36%	(20	)bps

Acquisition Activity – Net Interest Margin

The favorable impact of acquisition accounting fair value adjustments on net interest income was $1.8 million ($1.5 million – FMB; $333,000 – Harrisonburg branch) for the three months ended September 30, 2011. If not for this favorable impact, the net interest margin for the third quarter would have been 4.34%, compared to 4.47% from the second quarter of 2011.

The Harrisonburg branch

The acquired loan portfolio of the Harrisonburg branch was marked-to-market with a fair value discount to market rates. Performing loan discount accretion is recognized as interest income over the estimated remaining life of the loans. The Company also assumed certificates of deposit at a premium to market. These were marked-to-market with estimates of fair value on acquisition date. The resulting premium to market is amortized as a decrease to interest expense over the estimated lives of the certificates of deposit.

FMB

The acquired loan and investment security portfolios of FMB were marked-to-market with a fair value discount to market rates. Performing loan and investment security discount accretion is recognized as interest income over the estimated remaining life of the loans and investment securities. The Company also assumed borrowings (Federal Home Loan Bank (“FHLB”)) and subordinated debt) and certificates of deposit. These liabilities were marked-to-market with estimates of fair value on acquisition date. The resulting discount/premium to market is accreted/amortized as an increase/decrease to net interest income over the estimated lives of the liabilities. Additional credit quality deterioration above the original credit mark is recorded as additional provisions for loan losses.

The third quarter and remaining estimated discount/premium is reflected in the following table (dollars in thousands):

	Harrisonburg Branch		First Market Bank
	Loan Accretion	Certificates of Deposit	Loan Accretion	Investment Securities	Borrowings	Certificates of Deposit
For the quarter ended September 30, 2011	$267	$66	$1,339	$93	$(122)	$171
For the remaining three months of 2011	239	35	1,146	93	(122)	140
For the years ending:
2012	589	11	3,624	201	(489)	222
2013	148	7	2,377	15	(489)	—
2014	37	4	1,478	—	(489)	—
2015	26	—	570	—	(489)	—
2016	27	—	28	—	(163)	—
Thereafter	143	—	—	—	—	—

Acquisition Activity – Other Operating Expenses

Acquisition-related expenses associated with the acquisition of the Harrisonburg branch were $426,000 for the nine month period ended September 30, 2011 and are recorded in “Other operating expenses” in the Company’s condensed consolidated statements of income. Such costs principally included system conversion and integrating operations integration charges which have been expensed as incurred. There were no acquisition-related expenses related to the Harrisonburg branch in 2010 or the third quarter of 2011. The Company expects no further expenses from the Harrisonburg branch acquisition.

ASSET QUALITY/LOAN LOSS PROVISION

Overview

During the third quarter, the Company continued to experience modest improvement in asset quality. The reduced levels of nonperforming loans and other real estate owned (“OREO”) were favorable even though current economic conditions did not improve materially. While future economic conditions remain unknown, the Company’s continued lower levels of provisions for loan losses and increasing coverage ratios demonstrate that its dedicated efforts to improve asset quality are having a positive impact. The magnitude of any continued softening in the real estate market and its impact on the Company are largely dependent upon any lagging impact on commercial real estate, the recovery of residential housing, and the pace at which the local economies in the Company’s operating markets recover.

Nonperforming Assets (“NPAs”)

At September 30, 2011, nonperforming assets totaled $86.4 million, a decrease of $4.9 million from the second quarter, and an increase of $8.4 million compared to a year ago. The current quarter decrease in NPAs from the second quarter related to net decreases in both nonaccrual loans of $2.3 million and OREO of $2.4 million. The decrease in nonperforming loans was a result of customer net pay downs of approximately $3.4 million and charge-offs of $2.3 million, partially offset by additions of $2.5 million. The nonperforming loans added during the quarter were principally related to residential real estate as borrowers continued to experience financial difficulties with the protracted economic recovery’s depleting their cash reserves and other repayment sources.

Nonperforming Loans

Nonperforming assets at September 30, 2011 included $52.0 million in nonaccrual loans (excluding purchased impaired loans). This total includes residential real estate loans of $24.3 million, land loans of $14.9 million, commercial real estate loans of $7.4 million, commercial and industrial loans of $1.6 million, land development loans of $1.5 million, and other loans of $2.3 million. At September 30, 2011, the coverage ratio of the allowance for loan losses to nonperforming loans was 79.5%, an increase from 72.4% a year earlier and from 72.9% at June 30, 2011. Impairment analyses provided appropriate reserves on these nonperforming loans while appropriate reserves on homogenous pools continue to be maintained. The increase in the coverage ratio is primarily related to a decline in nonperforming loans.

Other Real Estate Owned (“OREO”)

Nonperforming assets at September 30, 2011 also included $34.5 million in other real estate owned, a decrease of $2.4 million, or 6.69%, from the prior quarter. This total includes residential real estate of $11.9 million, land development of $11.8 million, land of $8.6 million, commercial real estate of $1.2 million and land previously held for development of bank branch sites of $1.0 million. Included in land development is $8.7 million related to a residential community in the Northern Neck region of Virginia, which includes developed residential lots, a golf course and undeveloped land. Foreclosed properties were adjusted to their fair values at the time of each foreclosure and any losses were taken as loan charge-offs against the allowance for loan losses at that time. OREO asset valuations are also evaluated at least quarterly and any necessary write down to fair value is recorded as impairment.

During the third quarter ended September 30, 2011, the Company’s OREO showed a net decrease of approximately $2.4 million compared to the second quarter of 2011, with sales of $3.2 million at a net gain of $124,000, or 3.9%, and additions of $690,000. The additions were principally related to single-family homes; sales from OREO were principally related to residential real estate and commercial office space. The Company expects this type of activity to continue until the market for these properties and the economy as a whole show marked improvement.

Charge-offs

For the quarter ended September 30, 2011, net charge-offs were $1.9 million, or 0.27%, of loans on an annualized basis, compared to $5.3 million, or 0.74%, for the second quarter of 2011 and $2.5 million, or 0.35%, for the same quarter last year. Net charge-offs in the current quarter included commercial loans of $714,000, commercial construction loans of $310,000, other consumer loans of $693,000, and home equity lines of credits of $206,000. At September 30, 2011, total accruing past due loans were $45.4 million, or 1.61%, of total loans, an increase from 1.33% at June 30, 2011, but a decrease from 1.99% for the same quarter a year ago.

Provision

The provision for loan losses for the current quarter was $3.6 million, a decrease of $900,000 from the second quarter of this year and $2.3 million decrease from the same quarter a year ago. The lower provision for loan losses compared to the most recent quarter reflects improvements in asset quality, tempered by higher reserves on remaining impaired loans, as other impaired loans were charged off. The current level of the allowance for loan losses reflects specific reserves related to nonperforming loans, changes in risk ratings on loans, net charge-off activity, loan growth, delinquency trends and other credit risk factors that the Company considers in assessing the adequacy of the allowance for loan losses.

The allowance for loan losses as a percentage of the total loan portfolio, including net loans acquired in the FMB and the Harrisonburg branch acquisitions, was 1.47% at September 30, 2011, 1.35% at December 31, 2010, and 1.32% at September, 2010. The allowance for loan losses as a percentage of the total loan portfolio, adjusted for acquired loans, was 1.89% at September 30, 2011, an increase from 1.88% at June 30, 2011, and an increase from 1.86% in the same quarter a year ago. The lower allowance for loan losses as a percentage of loans compared to the loan portfolio, adjusted for acquired loans, is related to the elimination of FMB’s allowance for loan losses at acquisition. In acquisition accounting, there is no carryover of previously established allowance for loan losses.

NONINTEREST INCOME

On a linked quarter basis, noninterest income increased $1.6 million, or 15.9%, to $11.5 million from $9.9 million in the second quarter. Gains on sales of Company owned real estate increased $909,000. During the second quarter, the Company reached an agreement to sell a previously closed branch building and a loss of $626,000 was accrued in the second quarter. Gains on the sales of loans in the mortgage segment increased $558,000, or 13.0%, and were driven by higher volume in loan originations. Increases in mortgage loan refinancing volume accounted for most of the volume increase as refinanced loans as a percentage of originations in the Mortgage segment increased from 20.2% in the second quarter to 35.7%. Gains on sales of securities increased $499,000. Also during the Company’s ongoing securities portfolio evaluation, a single issuer Trust Preferred security was determined to be impaired. As a result, the Company incurred credit-related, OTTI loss of $400,000, which was recognized in earnings. Excluding mortgage segment operations, the current quarter net gain on securities transactions, and current and prior period real estate transactions, noninterest income increased $14,000 or 0.2%, essentially flat from the second quarter.

For the quarter ended September 30, 2011, noninterest income decreased $809,000, or 6.5%, to $11.5 million from $12.4 million in the prior year’s same quarter. Gains on sales of loans in the mortgage segment decreased $1.1 million, or 18.5%, due to lower origination volume than the record levels a year earlier. During the current quarter, the Company sold securities for a gain of $499,000 compared to a gain of $38,000 in the prior year’s same quarter. Also during the quarter, the Company incurred a credit-related OTTI loss of $400,000 as mentioned above. Other service charges and fees increased $394,000, which included higher debit card income, ATM fees, and brokerage commissions. During the current quarter, the Company recorded gains on sales of other real estate owned of $118,000, compared to $332,000 in the prior year’s same quarter. Excluding the mortgage segment operations, current quarter net gain on securities transactions, and current and prior period real estate transactions, noninterest income increased $442,000, or 7.2%, from the same period a year ago, primarily as a result of higher account service charge fees.

For the nine months ending September 30, 2011, noninterest income decreased $2.1 million, to $32.1 million, from $34.2 million a year ago. Gains on sales of loans in the mortgage segment decreased $1.6 million due to lower origination volume. The Company sold a branch building as mentioned above and accrued a loss on the sale of $626,000 as well as incurring other current year real estate gains and losses and fair value adjustments. In 2010, the Company recorded a gain on sale as a result of a reversal of a property improvement liability. As a result, gains on sales of Company owned real estate declined $1.3 million. Service charges on deposit accounts decreased $227,000 primarily related to lower overdraft and account service charges. Other service charges and fees increased $1.2 million, generally related to higher debit card fee income, brokerage commissions, and higher ATM fee income, while other operating income decreased $234,000 largely related to a reversal of a property improvement liability that occurred in the prior year, partially offset by bank owned life insurance investment income. Excluding the mortgage segment operations, current quarter net gain on securities transactions, and current and prior period real estate transactions, noninterest income increased $691,000 or 3.7%, from the same period a year ago, and was primarily a result of higher account service charge fees.

NONINTEREST EXPENSE

On a linked quarter basis, noninterest expense decreased $1.3 million, or 3.6%, to $34.6 million from $35.9 million when compared to the second quarter. Other operating expenses decreased $2.0 million, or 14.5%. Of the other operating expenses decrease, $822,000 consisted of lower property tax payments of $390,000, a valuation adjustment of $165,000, and other costs to maintain the Company’s portfolio of other real estate owned. In addition, other operating decreases were lower costs for FDIC insurance of $488,000 due to a change in the assessment base and rate, lower conversion expenses of $279,000, lower costs for legal and professional fees for problem loan workouts and foreclosure activity, and lower costs in communication expenses. Salaries and benefits expense increased $496,000 due to the origination volume related commission expense in the mortgage segment and branch personnel, and occupancy expenses increased $217,000. Excluding the mortgage segment operations and acquisition costs, noninterest expense decreased $997,000 million, or 3.2%, compared to the second quarter of this year.

For the quarter ended September 30, 2011, noninterest expense increased $653,000, or 1.9%, to $34.6 million from $34.0 million for the third quarter of 2010. Salaries and benefits increased $625,000 related to additional personnel in branch additions, partially offset by the lower origination volume related commission expense in the mortgage segment. Other operating expenses included higher marketing and advertising costs of $628,000 related to multi-media brand awareness campaigns for in-store branches, home equity line of credit and free checking promotions, and customer loyalty rewards programs, higher franchise taxes, which were levied to include all of former FMB branches, of $307,000, ,and higher costs related to appraisal and maintenance of the Company’s portfolio in other real estate owned. Partially offsetting these increases in other operating expense were decreases in other expenses of $960,000, which included conversion expenses related to the FMB acquisition occurring in the prior year, lower amortization of the acquired deposit portfolio, and lower overdraft losses. Additionally, FDIC insurance decreased $304,000 due to a change in assessment base and lower rate. Excluding mortgage segment operations and acquisition costs, noninterest expense increased $1.8 million, or 6.5% from the third quarter of 2010.

For the nine months ended September 30, 2011, noninterest expense decreased $656,000, or 0.5%, to $105.3 million, from $105.9 million a year ago. Other operating expenses decreased $3.8 million, or 8.9%. Included in the reduction of other operating expenses were prior year costs associated with the acquisitions and mergers of $8.1 million during the first nine months of 2010. Increases in current year other operating expenses included higher costs to maintain the Company’s portfolio of other real estate owned of $1.2 million, communication expenses related to increased online customer activity and additional branch locations of $958,000, and higher professional fees related to continuing collection activity and problem loan workouts of $646,000. Other costs included higher franchise tax assessments, which included the acquired FMB branches of $897,000 due to adjustments starting in 2011. Salary and benefits expense increased $3.0 million, primarily related to additional personnel. Excluding mortgage segment operations and acquisition costs, noninterest expense increased $7.0 million, or 8.3% from the same period a year ago.

BALANCE SHEET

At September 30, 2011, total cash and cash equivalents were $149.8 million, an increase of $88.6 million from December 31, 2010, and an increase of $69.6 million from September 30, 2010. At September 30, 2011, net loans were $2.8 billion, a decrease of $42.9 million, or 1.5% from the prior quarter. Net loans decreased $27.8 million, or 1.0%, from September 30, 2010. Loans held for sale of $61.8 million in the Company’s mortgage segment increased by $11.4 million from the prior quarter, related to an increase in refinance originations, but declined $22.6 million from $84.4 million on lower originations compared to the prior year. At September 30, 2011, total assets were $3.9 billion, an increase of $62.9 million compared to the second quarter, and an increase of $55.1 million from $3.9 billion at September 30, 2010.

Total deposits increased $51.8 million compared to the second quarter driven by higher volumes in money market, time deposits, and demand deposit accounts. Total deposits increased $60.7 million from September 30, 2010 with net volume inflows into demand deposit and money market accounts and out of certificates of deposits. Total borrowings, including repurchase agreements, decreased $9.7 million on a linked quarter basis and decreased $40.0 million from September 30, 2010. The Company’s equity to assets ratio was 11.54% and 11.16% at September 30, 2011 and 2010, respectively. The Company’s tangible common equity to tangible assets ratio was 8.74% and 8.19% at September 30, 2011 and 2010, respectively.

MORTGAGE SEGMENT INFORMATION

On a linked quarter basis, the mortgage segment net income for the third quarter increased $296,000, or 177.2%, to $463,000 from $167,000 in the second quarter. Originations increased by $28.3 million from $147.7 million to $176.0 million, or 19.2%, from the second quarter as a result of an increase in refinance originations. Refinanced loans represented 35.7% of the originations during the third quarter compared to 20.2% during the second quarter. Gains on the sale of loans increased $558,000, or 13.0%, while commission expense increased $172,000, or 9.2%. Salary and benefit expenses increased $123,000 largely on loan volume driven commission expense. Estimated loan related losses attributable to early payment defaults, repurchase requests and indemnifications were $205,000, increasing $21,000, or 11.5% from the prior quarter.

For the three months ended September 30, 2011, the mortgage segment net income decreased $436,000 from $899,000 to $463,000, or 48.5%, during the same period last year as residential mortgage activity and average loan size declined. Refinanced loans represented 35.7% of originations during the third quarter of 2011 compared to 50.4% during the same period a year ago. As a result, gains on the sale of loans decreased $1.1 million, or 18.5%. Noninterest expenses decreased $739,000. Of this amount, salaries and benefits decreased $758,000 primarily as a result of loan volume driven commission expense.

For the nine months ended September 30, 2011, the mortgage segment net income decreased $1.3 million, or 57.9%, to $958,000 from $2.3 million during the same period last year. Originations declined by $99.1 million from $572.0 million to $472.9 million, or 17.3%, during the same period last year due to declines in residential mortgage activity and particularly refinance volume. Net interest income decreased $526,000, or 34.3%, due to decreased originations and higher borrowing rates. Gains on the sale of loans decreased $1.6 million, or 10.0%, driven largely by declines in originations and a slight increase in estimated loan related losses attributable to early payment defaults, repurchase requests and indemnifications. Refinanced loans represented 31.6% of originations during the first nine months of the year compared to 37.7% during the same period a year ago. Salary and benefit expenses decreased $348,000 primarily due to lower commission expense on decreased origination volume, partially offset by higher salaries expense required to meet evolving regulatory, compliance and production demands. Other operating expenses increased $183,000, or 9.8%, primarily related to increased costs associated with the processing, underwriting and compliance components of origination.

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ABOUT UNION FIRST MARKET BANKSHARES CORPORATION

Headquartered in Richmond, Virginia, Union First Market Bankshares Corporation is the holding company for Union First Market Bank, which has 99 branches and more than 160 ATMs throughout Virginia. Non-bank affiliates of the holding company include: Union Investment Services, Inc., which provides full brokerage services; Union Mortgage Group, Inc., which provides a full line of mortgage products; and Union Insurance Group, LLC, which offers various lines of insurance products. Union First Market Bank also owns a non-controlling interest in Johnson Mortgage Company, LLC.

Additional information is available on the Company’s website at http://investors.bankatunion.com. Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol UBSH.

FORWARD-LOOKING STATEMENTS

Certain statements in this report may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualified words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” “intend,” “will,” or words of similar meaning or other statements concerning opinions or judgment of the Company and its management about future events. Although the Company believes that its expectations with respect to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results, performance, or achievements of the Company will not differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including, but not limited to, the effects of and changes in: general economic and bank industry conditions, the interest rate environment, legislative and regulatory requirements, competitive pressures, new products and delivery systems, inflation, changes in the stock and bond markets, accounting standards or interpretations of existing standards, mergers and acquisitions, technology, and consumer spending and savings habits. More information is available on the Company’s website, http://investors.bankatunion.com and on the Securities and Exchange Commission’s website, www.sec.gov. The information on the Company’s website is not a part of this press release. The Company does not intend or assume any obligation to update or revise any forward-looking statements that may be made from time to time by or on behalf of the Company.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

KEY FINANCIAL RESULTS

(in thousands, except share data)

	Three Months Ended			Nine Months Ended
	09/30/11	06/30/11	09/30/10	09/30/11	09/30/10
Results of Operations
Interest and dividend income	$47,606	$47,756	$48,440	$142,754	$141,080
Interest expense	8,160	8,133	9,791	24,885	28,704

Net interest income	39,446	39,623	38,649	117,869	112,376
Provision for loan losses	3,600	4,500	5,912	14,400	14,868

Net interest income after provision for loan losses	35,846	35,123	32,737	103,469	97,508
Noninterest income	11,544	9,963	12,353	32,054	34,193
Noninterest expenses	34,637	35,872	33,984	105,276	105,932

Income before income taxes	12,753	9,214	11,106	30,247	25,769
Income tax expense	3,682	2,394	3,033	8,162	7,271

Net income	$9,071	$6,820	$8,073	$22,085	$18,498

Interest earned on loans (FTE)	$42,777	$42,473	$43,737	$127,406	$126,807
Interest earned on securities (FTE)	5,874	6,349	5,703	18,550	17,201
Interest earned on earning assets (FTE)	48,673	48,849	49,490	146,012	144,096
Net interest income (FTE)	40,514	40,715	39,699	121,128	115,392
Interest expense on certificates of deposit	4,205	4,353	5,983	13,475	17,185
Interest expense on interest-bearing deposits	5,923	6,167	7,955	18,774	23,056
Core deposit intangible amortization	1,496	1,553	1,935	4,674	5,327

Net income - community bank segment	$8,607	$6,654	$7,175	$21,126	$16,224
Net income - mortgage segment	463	167	899	958	2,274

Key Ratios
Return on average assets (ROA)	0.93%	0.71%	0.83%	0.77%	0.67%
Return on average equity (ROE)	8.02%	6.21%	7.46%	6.70%	6.01%
Efficiency ratio	67.93%	72.34%	66.63%	70.22%	72.27%
Efficiency ratio - community bank segment	66.06%	70.18%	65.00%	68.09%	71.46%
Net interest margin (FTE)	4.54%	4.68%	4.47%	4.63%	4.56%
Net interest margin, core (FTE)[1]	4.34%	4.47%	4.16%	4.43%	4.23%
Yields on earning assets (FTE)	5.46%	5.62%	5.57%	5.59%	5.69%
Cost of interest-bearing liabilities (FTE)	1.13%	1.14%	1.33%	1.16%	1.36%
Noninterest expense less noninterest income / average assets	2.36%	2.71%	2.22%	2.55%	2.58%

Per Share Data
Earnings per common share, basic	$0.33	$0.24	$0.29	$0.79	$0.68
Earnings per common share, diluted	0.33	0.24	0.29	0.79	0.68
Cash dividends paid per common share	0.07	0.07	0.06	0.21	0.18
Market value per share	10.72	12.18	13.06	10.72	13.06
Book value per common share	16.04	15.72	15.29	16.04	15.29
Tangible book value per common share	12.88	12.50	11.93	12.88	11.93
Price to earnings ratio, diluted	8.19	12.65	11.35	10.15	14.36
Price to book value per common share ratio	0.67	0.77	0.85	0.67	0.85
Price to tangible common share ratio	0.83	0.97	1.10	0.83	1.10
Weighted average common shares outstanding, basic	25,986,677	25,969,806	25,881,694	25,971,639	24,993,316
Weighted average common shares outstanding, diluted	26,001,900	25,992,190	25,920,287	25,993,611	25,035,926
Common shares outstanding at end of period	26,057,501	26,043,633	25,955,213	26,057,501	25,955,213

	Three Months Ended			Nine Months Ended
	09/30/11	06/30/11	09/30/10	09/30/11	09/30/10
Financial Condition
Assets	$3,914,457	$3,851,524	$3,859,323	$3,914,457	$3,859,323
Loans, net of unearned income	2,818,342	2,859,569	2,842,267	2,818,342	2,842,267
Earning Assets	3,573,844	3,502,818	3,505,845	3,573,844	3,505,845
Goodwill	59,400	59,400	57,567	59,400	57,567
Core deposit intangibles, net	22,162	23,658	28,762	22,162	28,762
Deposits	3,134,876	3,083,053	3,074,195	3,134,876	3,074,195
Stockholders’ equity	451,581	443,116	430,596	451,581	430,596
Tangible common equity	334,874	324,878	308,979	334,874	308,979

Averages
Assets	$3,876,740	$3,830,786	$3,865,249	$3,838,748	$3,718,107
Loans, net of unearned income	2,831,924	2,823,186	2,827,451	2,822,579	2,723,904
Loans held for sale	48,664	42,341	75,261	48,366	60,020
Securities	597,489	586,407	572,016	587,186	539,790
Earning assets	3,538,752	3,486,949	3,523,678	3,494,013	3,378,128
Deposits	3,105,792	3,077,823	3,080,908	3,079,347	2,937,491
Certificates of deposit	1,160,662	1,170,341	1,330,228	1,183,813	1,280,906
Interest-bearing deposits	2,583,864	2,573,013	2,591,275	2,574,685	2,478,476
Borrowings	289,857	288,554	323,207	289,935	340,474
Interest-bearing liabilities	2,873,721	2,861,567	2,914,482	2,864,620	2,818,950
Stockholders’ equity	448,618	440,359	429,126	440,521	411,801
Tangible common equity	331,170	323,195	306,564	322,726	294,203

Asset Quality
Allowance for Loan Losses (ALLL)
Beginning balance	$39,631	$40,399	$33,956	$38,406	$30,484
Add: Recoveries	674	514	320	1,561	1,736
Less: Charge-offs	2,615	5,782	2,793	13,077	9,693
Add: Provision for loan losses	3,600	4,500	5,912	14,400	14,868

Ending balance	$41,290	$39,631	$37,395	$41,290	$37,395

ALLL / total outstanding loans	1.47%	1.39%	1.32%	1.47%	1.32%
ALLL / total outstanding loans, adjusted for acquired[2]	1.89%	1.88%	1.86%	1.89%	1.86%
Net charge-offs / total outstanding loans	0.27%	0.74%	0.35%	0.55%	0.37%
Nonperforming Assets
Nonaccrual loans	$51,965	$54,322	$51,630	$51,965	$51,630
Other real estate owned	34,464	36,935	26,382	34,464	26,382

Total nonperforming assets (NPAs)	86,429	91,257	78,012	86,429	78,012
Loans > 90 days and still accruing	12,159	9,087	18,554	12,159	18,554

Total nonperforming assets and loans > 90 days and still accruing	$98,588	$100,344	$96,566	$98,588	$96,566

NPAs / total outstanding loans	3.07%	3.19%	2.74%	3.07%	2.74%
NPAs / total assets	2.21%	2.37%	2.02%	2.21%	2.02%
ALLL / nonperforming loans	79.46%	72.96%	72.43%	79.46%	72.43%
ALLL / nonperforming assets	47.77%	43.43%	47.93%	47.77%	47.93%

Other Data
Mortgage loan originations	$176,040	$147,718	$220,352	$472,882	$572,010
% of originations that are refinances	35.70%	20.20%	50.40%	31.60%	37.70%
End of period full-time employees	1,047	1,055	982	1,047	982
Number of full-service branches	99	99	91	99	91
Number of full automatic transaction machines (ATMs)	167	168	159	167	159

	Three Months Ended			Nine Months Ended
	09/30/11	06/30/11	09/30/10	09/30/11	09/30/10
Alternative Performance Measures
Cash basis earnings[3]
Net income	$9,071	$6,820	$8,073	$22,085	$18,498
Plus: Core deposit intangible amortization, net of tax	972	1,009	1,258	3,038	3,463
Plus: Trademark intangible amortization, net of tax	65	65	65	195	174

Cash basis operating earnings	$10,108	$7,894	$9,396	$25,318	$22,135

Average assets	$3,876,740	$3,830,786	$3,865,249	$3,838,748	$3,718,107
Less: Average trademark intangible	582	681	982	681	950
Less: Average goodwill	59,400	57,581	57,566	58,189	57,566
Less: Average core deposit intangibles	22,890	24,384	29,696	24,411	28,707

Average tangible assets	$3,793,868	$3,748,140	$3,777,005	$3,755,467	$3,630,884

Average equity	$448,618	$440,359	$429,126	$440,521	$411,801
Less: Average trademark intangible	582	681	982	681	950
Less: Average goodwill	59,400	57,581	57,566	58,189	57,566
Less: Average core deposit intangibles	22,890	24,384	29,696	24,411	28,707
Less: Average preferred equity	34,576	34,518	34,318	34,514	30,375

Average tangible common equity	$331,170	$323,195	$306,564	$322,726	$294,203

Cash basis operating earnings per share, diluted	$0.39	$0.30	$0.36	$0.97	$0.88
Cash basis operating return on average tangible assets	1.06%	0.84%	0.99%	0.90%	0.82%
Cash basis operating return on average tangible common equity	12.11%	9.80%	12.16%	10.49%	10.06%

(1)	The net interest margin, core (FTE) excludes the impact of acquisition accounting accretion and amortization adjustments in net interest income.
(2)	The allowance for loan losses, adjusted for acquired loans (non-GAAP) ratio includes the allowance for loan losses to the total loan portfolio less acquired loans without additional credit deterioration above the original credit mark (which have been provided for in the ALLL subsequent to acquisition). GAAP requires the acquired allowance for loan losses not be carried over in an acquisition or merger. We believe the presentation of the allowance for loan losses, adjusted for acquired loans ratio is useful to investors because the acquired loans were purchased at a market discount with no allowance for loan losses carried over to the Company. Therefore, acquired loans without additional credit deterioration above the original credit mark are adjusted out of the loan balance denominator.

Gross Loans	$2,818,342	$2,859,569	$2,842,267	$2,818,342	$2,842,267
less acquired loans without additional credit deterioration	(635,072)	(755,358)	(836,093)	(635,072)	(836,093)

Gross Loans, adjusted for acquired	2,183,270	2,104,211	2,006,174	2,183,270	2,006,174
Allowance for loan losses	41,290	39,631	37,395	41,290	37,395
ALLL / gross loans, adjusted for acquired	1.89%	1.88%	1.86%	1.89%	1.86%

(3)	As a supplement to GAAP, management also reviews operating performance based on its “cash basis earnings” to fully analyze its core business. Cash basis earnings exclude amortization expense attributable to intangibles (goodwill and core deposit intangibles) that do not qualify as regulatory capital. Financial ratios based on cash basis earnings exclude the amortization of nonqualifying intangible assets from earnings and the unamortized balance of nonqualifying intangibles from assets and equity.

In management’s opinion, cash basis earnings are useful to investors because by excluding non-operating adjustments they allow investors to see clearly the economic impact on the results of Company. These non-GAAP disclosures should not, however, be viewed in direct comparison with non-GAAP measures of other companies.

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share and per share amounts)

	September 30, 2011	December 31, 2010	September 30, 2010

ASSETS
Cash and cash equivalents:
Cash and due from banks	$62,546	$58,951	$76,981
Interest-bearing deposits in other banks	86,872	1,449	2,329
Money market investments	199	158	143
Federal funds sold	160	595	685

Total cash and cash equivalents	149,777	61,153	80,138

Securities available for sale, at fair value	606,485	572,441	576,040

Loans held for sale	61,786	73,974	84,381

Loans, net of unearned income	2,818,342	2,837,253	2,842,267
Less allowance for loan losses	41,290	38,406	37,395

Net loans	2,777,052	2,798,847	2,804,872

Bank premises and equipment, net	90,936	90,680	91,054
Other real estate owned	34,464	36,122	26,382
Core deposit intangibles, net	22,162	26,827	28,762
Goodwill	59,400	57,567	57,567
Other assets	112,395	119,636	110,127

Total assets	$3,914,457	$3,837,247	$3,859,323

LIABILITIES
Noninterest-bearing demand deposits	$542,692	$484,867	$495,779
Interest-bearing deposits:
NOW accounts	395,822	381,512	359,986
Money market accounts	858,426	783,431	756,938
Savings accounts	176,531	153,724	153,928
Time deposits of $100,000 and over	511,579	563,375	577,239
Other time deposits	649,826	703,150	730,325

Total interest-bearing deposits	2,592,184	2,585,192	2,578,416

Total deposits	3,134,876	3,070,059	3,074,195

Securities sold under agreements to repurchase	70,450	69,467	69,693
Other short-term borrowings	—	23,500	41,200
Trust preferred capital notes	60,310	60,310	60,310
Long-term borrowings	155,258	154,892	154,864
Other liabilities	41,982	30,934	28,465

Total liabilities	3,462,876	3,409,162	3,428,727

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Preferred stock, $10.00 par value, $1,000 liquidation value, shares authorized 500,000; issued and outstanding, 35,595 shares for all periods.	35,595	35,595	35,595
Common stock, $1.33 par value, shares authorized 36,000,000; issued and outstanding, 26,057,501 shares, 26,004,197 shares, and 25,955,213 shares, respectively.	34,581	34,532	34,460
Surplus	186,505	185,763	184,964
Retained earnings	184,845	169,801	167,718
Discount on preferred stock	(983)	(1,177)	(1,240)
Accumulated other comprehensive income	11,038	3,571	9,099

Total stockholders’ equity	451,581	428,085	430,596

Total liabilities and stockholders’ equity	$3,914,457	$3,837,247	$3,859,323

UNION FIRST MARKET BANKSHARES CORPORATION AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2011	2010	2011	2010
Interest and dividend income:
Interest and fees on loans	$42,664	$43,571	$126,999	$126,234
Interest on Federal funds sold	1	2	1	17
Interest on deposits in other banks	22	49	55	72
Interest and dividends on securities:
Taxable	3,148	3,176	10,405	10,218
Nontaxable	1,771	1,642	5,294	4,539

Total interest and dividend income	47,606	48,440	142,754	141,080

Interest expense:
Interest on deposits	5,924	7,956	18,774	23,056
Interest on Federal funds purchased	—	5	7	19
Interest on short-term borrowings	466	367	838	1,628
Interest on long-term borrowings	1,770	1,463	5,266	4,001

Total interest expense	8,160	9,791	24,885	28,704

Net interest income	39,446	38,649	117,869	112,376
Provision for loan losses	3,600	5,912	14,400	14,868

Net interest income after provision for loan losses	35,846	32,737	103,469	97,508

Noninterest income:
Service charges on deposit accounts	2,294	2,243	6,568	6,795
Other service charges, commissions and fees	3,254	2,860	9,529	8,311
Gains (losses) on securities transactions, net	499	38	483	62
Other-than-temporary impairment losses	(400)	—	(400)	—
Gains on sales of loans	4,861	5,962	14,132	15,701
Gains (losses) on sales of other real estate and bank premises, net	118	332	(972)	376
Other operating income	918	918	2,714	2,948

Total noninterest income	11,544	12,353	32,054	34,193

Noninterest expenses:
Salaries and benefits	18,076	17,451	53,310	50,269
Occupancy expenses	2,885	2,947	8,307	8,453
Furniture and equipment expenses	1,756	1,691	5,097	4,874
Other operating expenses	11,920	11,895	38,562	42,336

Total noninterest expenses	34,637	33,984	105,276	105,932

Income before income taxes	12,753	11,106	30,247	25,769
Income tax expense	3,682	3,033	8,162	7,271

Net income	$9,071	$8,073	$22,085	$18,498
Dividends paid and accumulated on preferred stock	462	462	1,386	1,227
Accretion of discount on preferred stock	66	62	195	163

Net income available to common shareholders	$8,543	$7,549	$20,504	$17,108

Earnings per common share, basic	$0.33	$0.29	$0.79	$0.68

Earnings per common share, diluted	$0.33	$0.29	$0.79	$0.68

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Three Months Ended September 30,
	2011			2010			2009
	Average Balance	Interest Income / Expense	Yield/ Rate (1)	Average Balance	Interest Income / Expense	Yield/ Rate (1)	Average Balance	Interest Income / Expense	Yield/ Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$429,780	$3,148	2.91%	$420,394	$3,176	3.00%	$279,394	$2,794	3.97%
Tax-exempt	167,709	2,726	6.45%	151,622	2,527	6.61%	119,597	2,140	7.10%

Total securities (2)	597,489	5,874	3.90%	572,016	5,703	3.96%	398,991	4,934	4.91%
Loans, net (3) (4)	2,831,924	42,323	5.93%	2,827,451	43,062	6.04%	1,872,906	28,054	5.94%
Loans held for sale	48,664	454	3.70%	75,261	675	3.56%	48,126	430	3.54%
Federal funds sold	519	—	0.24%	12,960	2	0.04%	304	—	0.18%
Money market investments	48	—	0.00%	160	—	0.00%	151	—	0.00%
Interest-bearing deposits in other banks	60,108	22	0.15%	35,830	48	0.53%	10,572	9	0.33%
Other interest-bearing deposits	—	—	0.00%	—	—	0.00%	2,598	—	0.00%

Total earning assets	3,538,752	48,673	5.46%	3,523,678	49,490	5.57%	2,333,648	33,427	5.68%

Allowance for loan losses	(40,320)			(34,486)			(30,321)
Total non-earning assets	378,308			376,057			263,511

Total assets	$3,876,740			$3,865,249			$2,566,838

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$383,452	173	0.18%	$354,590	196	0.22%	$199,063	83	0.17%
Money market savings	863,022	1,373	0.63%	754,238	1,652	0.87%	441,106	1,504	1.35%
Regular savings	176,728	172	0.39%	152,219	124	0.32%	101,923	97	0.38%
Certificates of deposit: (5)
$100,000 and over	561,755	2,168	1.53%	665,980	3,110	1.85%	451,249	3,717	3.27%
Under $100,000	598,907	2,037	1.35%	664,248	2,873	1.72%	489,091	3,930	3.19%

Total interest-bearing deposits	2,583,864	5,923	0.91%	2,591,275	7,955	1.22%	1,682,432	9,331	2.20%
Other borrowings (6)	289,857	2,236	3.06%	323,207	1,836	2.25%	275,542	2,354	3.38%

Total interest-bearing liabilities	2,873,721	8,159	1.13%	2,914,482	9,791	1.33%	1,957,974	11,685	2.37%

Noninterest-bearing liabilities:
Demand deposits	521,928			489,633			302,207
Other liabilities	32,473			32,008			19,787

Total liabilities	3,428,122			3,436,123			2,279,968
Stockholders’ equity	448,618			429,126			286,870

Total liabilities and stockholders’ equity	$3,876,740			$3,865,249			$2,566,838

Net interest income		$40,514			$39,699			$21,742

Interest rate spread (7)			4.33%			4.24%			3.31%
Interest expense as a percent of average earning assets			0.91%			1.10%			1.99%
Net interest margin (8)			4.54%			4.47%			3.69%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $93 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated accretion for 2011 is $93 thousand.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $1.3 million in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated FMB accretion for 2011 is $1.2 million for FMB. The Harrisonburg branch accretion was $267 thousand with $239 thousand estimated to remain in 2011.
(5)	Interest expense on certificates of deposits includes $171 thousand in accretion of the fair market value adjustments related to the acquisition of FMB. Remaining estimated FMB accretion for 2011 is $140 thousand. The Harrisonburg branch accretion was $66 thousand with $35 thousand estimated to remain in 2011.
(6)	Interest expense on borrowings includes $122 thousand in amortization of the fair market value adjustments related to the acquisition of FMB. Remaining estimated amortization for 2011 is $123 thousand.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.
(8)	Core net interest margin excludes purchase accounting adjustments and was 4.34% for the quarter ending 9/30/11.

AVERAGE BALANCES, INCOME AND EXPENSES, YIELDS AND RATES (TAXABLE EQUIVALENT BASIS)

	For the Nine Months Ended September 30,
	2011			2010			2009
	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)	Average Balance	Interest Income / Expense	Yield / Rate (1)
	(Dollars in thousands)
Assets:
Securities:
Taxable	$420,743	$10,405	3.31%	$402,771	$10,218	3.39%	$252,991	$7,860	4.15%
Tax-exempt	166,443	8,145	6.54%	137,019	6,983	6.81%	119,256	6,431	7.21%

Total securities (2)	587,186	18,550	4.22%	539,790	17,201	4.26%	372,247	14,291	5.13%
Loans, net (3) (4)	2,822,579	125,920	5.96%	2,723,904	124,969	6.13%	1,871,281	82,774	5.91%
Loans held for sale	48,366	1,486	4.11%	60,020	1,838	4.09%	46,150	1,441	4.17%
Federal funds sold	318	1	0.24%	16,132	17	0.14%	305	—	0.19%
Money market investments	120	—	0.00%	160	—	0.00%	116	—	0.00%
Interest-bearing deposits in other banks	35,444	55	0.21%	37,151	71	0.26%	62,765	123	0.26%
Other interest-bearing deposits	—	—	0.00%	971	—	0.00%	2,598	—	0.00%

Total earning assets	3,494,013	146,012	5.59%	3,378,128	144,096	5.69%	2,355,462	98,629	5.60%

Allowance for loan losses	(39,701)			(33,419)			(28,253)
Total non-earning assets	384,436			373,398			254,991

Total assets	$3,838,748			$3,718,107			$2,582,200

Liabilities and Stockholders’ Equity:
Interest-bearing deposits:
Checking	$381,470	489	0.17%	$339,910	$579	0.23%	$200,156	250	0.17%
Money market savings	838,289	4,343	0.69%	707,334	4,852	0.92%	428,050	6,630	2.07%
Regular savings	171,113	467	0.36%	150,326	440	0.39%	99,291	295	0.40%
Certificates of deposit: (5)
$100,000 and over	577,281	6,868	1.59%	638,249	8,997	1.88%	465,304	11,730	3.37%
Under $100,000	606,532	6,607	1.46%	642,657	8,188	1.70%	498,448	12,317	3.30%

Total interest-bearing deposits	2,574,685	18,774	0.97%	2,478,476	23,056	1.24%	1,691,249	31,222	2.47%
Other borrowings (6)	289,935	6,110	2.82%	340,474	5,648	2.22%	303,353	7,386	3.26%

Total interest-bearing liabilities	2,864,620	24,884	1.16%	2,818,950	28,704	1.36%	1,994,602	38,608	2.59%

Noninterest-bearing liabilities:
Demand deposits	504,662			459,015			287,246
Other liabilities	28,945			28,341			20,576

Total liabilities	3,398,227			3,306,306			2,302,424
Stockholders’ equity	440,521			411,801			279,776

Total liabilities and stockholders’ equity	$3,838,748			$3,718,107			$2,582,200

Net interest income		$121,128			$115,392			$60,021

Interest rate spread (7)			4.43%			4.33%			3.01%
Interest expense as a percent of average earning assets			0.95%			1.13%			2.19%
Net interest margin			4.63%			4.56%			3.41%

(1)	Rates and yields are annualized and calculated from actual, not rounded amounts in thousands, which appear above.
(2)	Interest income on securities includes $294 thousand in accretion of the fair market value adjustments related to the acquisition of FMB.
(3)	Nonaccrual loans are included in average loans outstanding.
(4)	Interest income on loans includes $4.4 million in accretion of the fair market value adjustments related to the acquisition of FMB and $385 thousand related to the Harrisonburg branch.
(5)	Interest expense on certificates of deposits includes $623 thousand in accretion of the fair market value adjustments related to the acquisition of FMB and $88 thousand related to the Harrisonburg branch.
(6)	Interest expense on borrowings includes $367 thousand in amortization of the fair market value adjustments related to the acquisition of FMB.
(7)	Income and yields are reported on a taxable equivalent basis using the statutory federal corporate tax rate of 35%.